Exhibit 99.1

Schnitzer Reports Fourth Quarter and Fiscal 2018 Financial Results

Best Fourth Quarter and Fiscal Year Operating Income Since Fiscal 2011

Fourth Quarter Total SSI Volumes Up 22% for Ferrous and Up 15% for Nonferrous Year-Over-Year

Strong Fourth Quarter Operating Cash Flow of $106 million

PORTLAND, Ore.--(BUSINESS WIRE)--October 24, 2018--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported financial results for its fourth quarter and fiscal year ended August 31, 2018. The Company reported earnings per share from continuing operations for the quarter of $2.08 and adjusted earnings per share of $2.06, both of which include a discrete tax benefit of $30 million, or $1.06 per share, associated with the release of valuation allowances on certain deferred tax assets. These results are significantly higher than fourth quarter fiscal 2017 reported earnings per share from continuing operations of $0.65 and adjusted earnings per share of $0.63. The Company’s fiscal 2018 full year reported earnings per share of $5.46 and adjusted earnings per share of $5.39, both of which include discrete tax benefits of $1.58 per share, also represent significant increases compared to fiscal 2017 reported earnings per share of $1.60 and adjusted earnings per share of $1.53. For a reconciliation of the adjusted results to U.S. GAAP, see the Non-GAAP Financial Measures provided after the financial statements in this document.

In the fourth quarter of fiscal 2018, Auto and Metals Recycling (AMR) generated operating income of $34 million, or $33 per ferrous ton, which is a 41% increase in operating income from the prior year fourth quarter. AMR’s improved operating income year-over-year was driven by expanded metal spreads, higher ferrous and nonferrous sales volumes of 19% and 11%, respectively, higher average ferrous and nonferrous selling prices of 23% and 8%, respectively, and a continued focus on productivity and commercial initiatives, including measures to increase supply flows. Compared to the prior year fourth quarter, AMR experienced an adverse impact from average inventory accounting and higher selling, general and administrative (SG&A) expense.

Cascade Steel and Scrap (CSS) generated fourth quarter operating income of $14 million, a 70% increase compared to the prior year fourth quarter operating income of $8 million. The strong year-over-year improvement in operating income was driven primarily by an increase in finished steel average net selling prices of 31% which significantly outpaced the increase in the cost of steel-making raw materials and higher export sales volumes, partially offset by a 14% reduction in finished steel sales volumes primarily due to lower production as a result of planned maintenance, including rolling mill upgrades aimed at improving productivity.

“We delivered our best fourth quarter performance since fiscal 2011, capping a year which reflected our strongest full year financial and operating performance in seven years. Our consolidated operating income of $38 million reflects an increase of more than 70% versus last year’s fourth quarter. For the full year, AMR achieved operating income per ferrous ton of $46, underpinned by volume increases and the resulting operating leverage generated from ongoing productivity initiatives. CSS also delivered excellent results, driven by higher prices and demand, metal spread expansion, low levels of imports, and benefits from productivity and efficiency investments,” said Tamara Lundgren, President and CEO. “The combination of our strong profitability and effective working capital management enabled us to generate operating cash flow of $160 million in fiscal 2018, which allowed us to increase our investments in growth capex and return capital to our shareholders through both our dividend and share repurchases, while reducing our debt to its lowest level in the past eight years. Looking forward, our strong balance sheet provides us with the ability to continue our investments in advanced processing technologies, environmental stewardship, and transactional market opportunities, while continuing to return capital to our shareholders,” added Lundgren.

AMR’s fiscal 2018 operating income of $169 million and operating income per ferrous ton of $46 represent a significant improvement compared to fiscal 2017 operating income of $91 million and operating income per ferrous ton of $29. In fiscal 2018, AMR’s ferrous and nonferrous sales volumes increased 18% and 6%, respectively. In fiscal 2018, total ferrous volumes, including external sales by AMR and CSS, and transfers to our steel mill, increased 19% compared to fiscal 2017.

In fiscal 2018, CSS’s operating income of $38 million represents a significant increase compared to operating income of $5 million in fiscal 2017 and reflects the strongest operating performance since fiscal 2008. In addition to an increase in finished steel average net selling prices of 25%, CSS’s fiscal 2018 operating performance also benefited from a higher utilization rate compared to the prior fiscal year and ongoing productivity improvements from the integration of our steel manufacturing and Oregon metal recycling operations, which took place in the fourth quarter of fiscal 2017.

Summary Results
($ in millions, except per share amounts)
	Quarter			Year
	4Q18	4Q17	3Q18	2018	2017
Revenues	$670	$494	$652	$2,365	$1,688

Operating income	$38	$22	$51	$149	$56
Other asset impairment charges (recoveries), net	1	—	(1)	(1)	(1)
Restructuring charges and other exit-related activities	(1)	—	—	(1)	—
Resale or modification of previously contracted shipments, net of recoveries	—	—	—	—	(1)
Adjusted operating income(1)	$38	$22	$50	$147	$54

Net income attributable to SSI	$60	$18	$37	$156	$45
Net income from continuing operations attributable to SSI	$59	$18	$37	$156	$45
Adjusted net income from continuing operations attributable to SSI(1)	$59	$18	$36	$154	$43

Diluted earnings per share attributable to SSI	$2.09	$0.64	$1.31	$5.47	$1.58
Diluted earnings per share from continuing operations attributable to SSI	$2.08	$0.65	$1.31	$5.46	$1.60
Adjusted diluted EPS from continuing operations attributable to SSI(1)	$2.06	$0.63	$1.26	$5.39	$1.53

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Auto and Metals Recycling

AMR segment results and operating statistics for all periods have been recast to reflect the integration of the Oregon metals recycling operations into CSS in the fourth quarter of 2017.

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices)
	Quarter			Year
	4Q18	4Q17	3Q18	2018	2017
Total revenues	$532	$393	$530	$1,909	$1,364

Ferrous revenues	$362	$249	$364	$1,288	$843
Ferrous volumes (000s LT)	1,032	864	983	3,708	3,145
Avg. net ferrous sales prices ($/LT)(1)	$321	$262	$337	$317	$242

Nonferrous revenues	$134	$112	$127	$482	$395
Nonferrous volumes (Ms LB)(2)	167	150	146	572	541
Avg. net nonferrous sales prices ($/LB)(1)(2)	$0.69	$0.64	$0.74	$0.72	$0.63

Cars purchased for retail (000s)	105	113	109	424	411

Operating income(3)	$34	$24	$55	$169	$91
Operating income per Fe ton	$33	$28	$56	$46	$29

Adjusted operating income(4)	$34	$24	$54	$168	$90
Adjusted operating income per Fe ton	$33	$28	$54	$45	$29

(1)	Sales prices are shown net of freight.
(2)	Excludes PGM metals in catalytic converters.
(3)	Operating income does not include the impact of restructuring charges and other exit-related activities.
(4)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Ferrous sales volumes in the fourth quarter increased 19% compared to the prior year quarter and 5% sequentially, primarily due to stronger export and domestic demand for recycled metals and commercial initiatives to increase our supply flows. Nonferrous sales volumes increased 11% compared to the prior year quarter and 14% sequentially.

Export customers accounted for 69% of total ferrous sales volumes in the fourth quarter, with Turkey, South Korea and Bangladesh as the top export destinations. Our products, including ferrous, nonferrous and recycled auto parts, were shipped to 20 countries in the fourth quarter and a total of 25 countries in fiscal 2018.

Pricing: Average ferrous net selling prices increased $59 per ton, or 23%, in the fourth quarter compared to the same period of the prior year, and decreased sequentially by $16 per ton, or 5%. Nonferrous average net selling prices in the fourth quarter increased 8% compared to the prior year quarter and decreased 7% sequentially.

Margins: Operating income was $34 million in the fourth quarter, an increase of $10 million or 41% compared to the prior year fourth quarter and a decrease of $21 million or 38% sequentially. Operating income per ton of $33 in the fourth quarter increased 18% compared to the same period of the prior year reflecting metal spread expansion, increased volumes and average net selling prices for ferrous and nonferrous products, and benefits from commercial initiatives. The improved year-over-year performance was partially offset by an adverse impact from average inventory accounting and higher selling, general and administrative expense.

Sequentially, operating income per ton was lower primarily due to a decline in ferrous and nonferrous selling prices during the quarter, coupled with the adverse effect of average inventory accounting and seasonally lower retail revenues, which were partially offset by benefits of higher ferrous and nonferrous sales volumes, reduced purchase costs for raw materials and our continued focus on productivity and commercial initiatives, including nonferrous processing improvements. The fourth quarter includes an adverse impact of $2 million from average inventory accounting compared to a benefit of $3 million in the same period of the prior year and a benefit of $2 million in the third quarter of fiscal 2018.

Cascade Steel and Scrap

CSS segment results and operating statistics reflect the integrated steel manufacturing operations and Oregon metals recycling operations for all periods presented.

Summary of Cascade Steel and Scrap Results
($ in millions, except selling prices)

	Quarter			Year
	4Q18	4Q17	3Q18	2018	2017
Steel revenues	$102	$88	$104	$368	$281
Recycling revenues	42	17	26	113	59
Total segment revenues	$144	$105	$130	$481	$340

Operating income	$14	$8	$11	$38	$5
Adjusted operating income(1)	$14	$7	$11	$38	$5

Finished steel average net sales price ($/ST)(2)	$741	$565	$703	$666	$534
Finished steel sales volumes (000s ST)	127	147	140	519	496

Rolling mill utilization	83%	95%	91%	88%	83%

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.

Volumes: Finished steel sales volumes in the fourth quarter of 127 thousand tons decreased 14% from the prior year quarter and 9% sequentially, primarily due to lower production as a result of planned maintenance, including rolling mill upgrades aimed at improving productivity.

Pricing: Average net selling prices for finished steel increased 31% from the prior year fourth quarter, primarily due to reduced pressure from steel imports. Sequentially, finished steel prices increased 5%, primarily reflecting higher raw material costs.

Margins: Operating income for the fourth quarter of fiscal 2018 was $14 million, an increase of $6 million compared to the same period of the prior year and $3 million sequentially. The improved performance in the fourth quarter both year-over-year and sequentially reflected an expansion in finished steel margins resulting from higher average selling prices, which significantly outpaced the increase in the cost of steel-making raw materials, and additional productivity improvements resulting from the integration of our steel manufacturing and Oregon metal recycling operations in the fourth quarter of fiscal 2017, partially offset by lower sales volumes.

Corporate Items

In the fourth quarter of fiscal 2018, consolidated financial performance included Corporate expense of $11 million, an increase of $1 million compared to the prior year quarter and a decrease of $4 million compared to the third quarter of fiscal 2018. The sequential reduction in Corporate expense was driven primarily by lower professional service expenses.

The Company’s effective tax rate for the fourth quarter was a benefit of approximately 65.1%, driven primarily by a discrete tax benefit of $30 million, or $1.06 per share, associated with the release of valuation allowances on certain deferred tax assets. The effective tax rate for fiscal 2018 was a benefit of 12.4%.

The Company generated operating cash flow of $106 million in the fourth quarter, driven by profitability and strong working capital management. Total debt was $107 million as of August 31, 2018, or 26% lower than at the end of fiscal 2017, and debt, net of cash, was $103 million (for a reconciliation of debt, net of cash, see the table provided in the Non-GAAP Financial Measures section).

Pursuant to our ongoing authorized share repurchase program, the Company repurchased a total of 250,000 shares of its Class A common stock in open market transactions during the fourth quarter, bringing share repurchases for fiscal 2018 to 516,013 shares, or 1.9%, of total outstanding shares. The Company also returned capital to shareholders through its 98th consecutive quarterly dividend.

Analysts’ Conference Call: Fourth Quarter and Fiscal 2018

A conference call and slide presentation to discuss results will be held today, October 24, 2018, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations. The call and the slides will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events.

Summary financial data is provided in the following pages. The slides and appendix will be available on the website prior to the call.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2018	August 31, 2017	May 31, 2018	August 31, 2018	August 31, 2017

REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$362,051	$248,856	$363,566	$1,288,287	$843,222
Nonferrous revenues	133,758	111,881	127,288	481,777	394,977
Retail and other revenues	35,707	32,570	38,757	138,902	125,419
Total Auto and Metals Recycling	531,516	393,307	529,611	1,908,966	1,363,618

Cascade Steel and Scrap:
Steel revenues	101,846	87,915	103,726	367,560	280,767
Recycling revenues	42,021	17,334	26,350	113,081	58,853
Total Cascade Steel and Scrap	143,867	105,249	130,076	480,641	339,620
Intercompany sales eliminations	(5,806)	(4,298)	(7,271)	(24,892)	(15,647)
Total revenues	$669,577	$494,258	$652,416	$2,364,715	$1,687,591

OPERATING INCOME:

AMR operating income	$33,836	$23,992	$54,980	$169,120	$91,405
CSS operating income	13,604	8,019	10,793	38,286	5,275
Consolidated operating income	$37,973	$22,108	$51,234	$148,988	$56,013

Adjusted AMR operating income(1)	$34,368	$24,435	$53,515	$167,770	$90,077
Adjusted CSS operating income(1)	13,604	7,085	10,793	38,198	4,742
Adjusted segment operating income(1)(2)	47,972	31,520	64,308	205,968	94,819
Corporate expense	(10,928)	(10,107)	(14,467)	(58,789)	(40,788)
Intercompany eliminations	539	294	(2)	(290)	12
Adjusted operating income(1)	37,583	21,707	49,839	146,889	54,043
Other asset impairment (charges) recoveries, net	(532)	74	1,465	1,021	717
Restructuring charges and other exit-related activities	922	(90)	(70)	661	109
Recoveries related to the resale or modification of previously contracted shipments	—	417	—	417	1,144
Total operating income	$37,973	$22,108	$51,234	$148,988	$56,013

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Segment operating income does not include the impact of restructuring charges and other exit-related activities.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)
	For the Three Months Ended			For the Year Ended
	August 31, 2018	August 31, 2017	May 31, 2018	August 31, 2018	August 31, 2017
Revenues	$669,577	$494,258	$652,416	$2,364,715	$1,687,591
Cost of goods sold	582,608	430,703	549,164	2,010,485	1,464,508
Selling, general and administrative	50,011	41,805	54,185	208,877	171,570
(Income) from joint ventures	(625)	(374)	(772)	(1,953)	(3,674)
Other asset impairment charges (recoveries), net	532	(74)	(1,465)	(1,021)	(717)
Restructuring charges and other exit-related activities	(922)	90	70	(661)	(109)
Operating income	37,973	22,108	51,234	148,988	56,013
Interest expense	(2,160)	(2,112)	(2,483)	(8,983)	(8,081)
Other income (expense), net	495	(561)	403	1,848	758
Income from continuing operations before income taxes	36,308	19,435	49,154	141,853	48,690
Income tax (expense) benefit	23,620	(586)	(10,650)	17,590	(1,322)
Income from continuing operations	59,928	18,849	38,504	159,443	47,368
Income (loss) from discontinued operations, net of tax	273	(114)	(56)	346	(390)
Net income	60,201	18,735	38,448	159,789	46,978
Net income attributable to noncontrolling interests	(532)	(500)	(1,046)	(3,338)	(2,467)
Net income attributable to SSI	$59,669	$18,235	$37,402	$156,451	$44,511

Basic:
Income per share from continuing operations attributable to SSI	$2.17	$0.66	$1.35	$5.65	$1.63
Income (loss) per share from discontinued operations	0.01	—	—	0.01	(0.01)
Net income per share attributable to SSI	$2.18	$0.66	$1.35	$5.66	$1.62
Diluted:
Income per share from continuing operations attributable to SSI	$2.08	$0.65	$1.31	$5.46	$1.60
Income (loss) per share from discontinued operations	0.01	—	—	0.01	(0.01)
Net income per share attributable to SSI(1)	$2.09	$0.64	$1.31	$5.47	$1.58

Weighted average number of common shares:
Basic	27,427	27,650	27,676	27,645	27,537
Diluted	28,524	28,409	28,636	28,589	28,141
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.750	$0.750

(1) May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					Fiscal Year
	1Q18	2Q18	3Q18	4Q18	2018
SSI Total Volumes(1)
Total ferrous volumes (LT)	912,145	1,062,260	1,118,743	1,205,803	4,298,951
Total nonferrous volumes (000s LB)	141,046	144,024	162,667	188,359	636,096
Auto and Metals Recycling
Ferrous selling prices ($/LT)(2)
Domestic	$259	$278	$314	$303	$291
Export	$306	$327	$347	$328	$328
Average	$292	$314	$337	$321	$317
Ferrous sales volume (LT)
Domestic	237,464	239,571	293,323	314,974	1,085,332
Export	559,154	656,738	690,019	716,834	2,622,745
Total	796,618	896,309	983,342	1,031,808	3,708,077

Nonferrous average price ($/LB)(2)(3)	$0.73	$0.72	$0.74	$0.69	$0.72
Nonferrous sales volume (000s LB)(3)	129,137	129,549	146,043	166,976	571,705
Car purchase volume (000s)(4)	108	102	109	105	424
Auto stores at end of quarter	53	53	53	52	52
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(2)	$599	$619	$703	$741	$666
Sales volume (ST)
Rebar	84,243	79,718	91,603	81,182	336,746
Coiled products	40,928	43,056	46,673	43,878	174,535
Merchant bar and other	2,049	1,937	1,945	1,950	7,881
Finished steel products sold	127,220	124,711	140,221	127,010	519,162

Rolling mill utilization(5)	95%	83%	91%	83%	88%

(1)	Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2)	Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3)	Excludes PGM metals in catalytic converters.
(4)	Cars purchased by auto stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					Fiscal Year
	1Q17	2Q17	3Q17	4Q17	2017
SSI Total Volumes(1)
Total ferrous volumes (LT)	833,889	852,036	951,230	990,516	3,627,671
Total nonferrous volumes (000s LB)	136,057	122,554	161,832	164,342	584,785
Auto and Metals Recycling
Ferrous selling prices ($/LT)(2)
Domestic	$169	$237	$263	$257	$236
Export	$203	$252	$255	$263	$244
Average	$194	$247	$258	$262	$242
Ferrous sales volume (LT)
Domestic	197,255	220,975	291,227	238,930	948,387
Export	519,510	518,200	534,164	625,168	2,197,042
Total	716,765	739,175	825,391	864,098	3,145,429

Nonferrous average price ($/LB)(2)(3)	$0.58	$0.64	$0.65	$0.64	$0.63
Nonferrous sales volume (000s LB)(3)	125,817	114,275	150,356	150,343	540,791
Car purchase volume (000s)(4)	94	96	108	113	411
Auto stores at end of quarter	52	52	53	53	53
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(2)	$492	$517	$545	$565	$534
Sales volume (ST)
Rebar	73,903	69,136	84,166	96,323	323,528
Coiled products	23,934	34,371	54,629	48,349	161,283
Merchant bar and other	3,038	2,482	2,426	2,759	10,705
Finished steel products sold	100,875	105,989	141,221	147,431	495,516

Rolling mill utilization(5)	65%	89%	85%	95%	83%

(1)	Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2)	Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3)	Excludes PGM metals in catalytic converters.
(4)	Cars purchased by auto stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	August 31, 2018	August 31, 2017
Assets
Current assets:
Cash and cash equivalents	$4,723	$7,287
Accounts receivable, net	169,418	138,998
Inventories	205,877	166,942
Other current assets	68,341	24,723
Total current assets	448,359	337,950

Property, plant and equipment, net	415,711	390,629

Goodwill and other assets	240,747	205,176

Total assets	$1,104,817	$933,755

Liabilities and Equity
Current liabilities:
Short-term borrowings	$1,139	$721
Other current liabilities	253,538	175,539
Total current liabilities	254,677	176,260

Long-term debt, net of current maturities	106,237	144,403

Other long-term liabilities	73,793	75,599

Equity:
Total Schnitzer Steel Industries, Inc. (“SSI”) shareholders’ equity	666,078	533,586
Noncontrolling interests	4,032	3,907
Total equity	670,110	537,493
Total liabilities and equity	$1,104,817	$933,755

Non-GAAP Financial Measures

This press release contains performance based on adjusted net income and adjusted diluted earnings per share from continuing operations attributable to SSI and adjusted consolidated, AMR and CSS operating income, which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided reconciliations of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for other asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of certain previously contracted shipments, and the income tax expense (benefit) allocated to these adjustments, items which are not related to our underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact from the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in fiscal 2016 and concluded in fiscal 2018, are reported within selling, general and administrative expense in the Consolidated Statements of Operations and are also excluded from these measures. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

($ in millions)	Quarter			Year
	4Q18	4Q17	3Q18	2018	2017
Consolidated operating income:
Operating income	$38	$22	$51	$149	$56
Other asset impairment charges (recoveries), net	1	—	(1)	(1)	(1)
Restructuring charges and other exit-related activities	(1)	—	—	(1)	—
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	—	(1)
Adjusted operating income	$38	$22	$50	$147	$54

AMR operating income:
Operating income	$34	$24	$55	$169	$91
Other asset impairment charges (recoveries), net	1	1	(1)	(1)	—
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	—	(1)
Adjusted AMR operating income(1)	$34	$24	$54	$168	$90

CSS operating income:
Operating income	$14	$8	$11	$38	$5
Other asset impairment charges (recoveries), net	—	(1)	—	—	(1)
Adjusted CSS operating income(1)	$14	$7	$11	$38	$5

(1) May not foot due to rounding.

Net income from continuing operations attributable to SSI
($ in millions)	Quarter			Year
	4Q18	4Q17	3Q18	2018	2017
Net income from continuing operations attributable to SSI	$59	$18	$37	$156	$45
Other asset impairment charges (recoveries), net	1	—	(1)	(1)	(1)
Restructuring charges and other exit-related activities	(1)	—	—	(1)	—
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	—	(1)
Income tax expense (benefit) allocated to adjustments(1)	—	—	—	—	—
Adjusted net income from continuing operations attributable to SSI	$59	$18	$36	$154	$43

(1)	Income tax allocated to adjustments reconciling Reported and Adjusted net income from continuing operations attributable to SSI and diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Diluted earnings per share from continuing operations attributable to SSI
($ per share)	Quarter			Year
	4Q18	4Q17	3Q18	2018	2017
Diluted earnings per share from continuing operations attributable to SSI	2.08	0.65	1.31	5.46	1.60
Other asset impairment charges (recoveries), net	0.02	—	(0.05)	(0.04)	(0.03)
Restructuring charges and other exit-related activities	(0.03)	—	—	(0.02)	—
Recoveries related to the resale or modification of previously contracted shipments	—	(0.01)	—	(0.01)	(0.04)
Income tax expense (benefit) allocated to adjustments(1)	(0.01)	—	—	—	—
Adjusted diluted earnings per share from continuing operations attributable to SSI(2)	$2.06	$0.63	$1.26	$5.39	$1.53

(1)	Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.
(2)	May not foot due to rounding.

Debt, net of cash
($ in thousands)
	August 31, 2018	August 31, 2017	May 31, 2018
Short-term borrowings	$1,139	$721	$1,146
Long-term debt, net of current maturities	106,237	144,403	171,545
Total debt	107,376	145,124	172,691
Less: cash and cash equivalents	4,723	7,287	10,090
Total debt, net of cash	$102,653	$137,837	$162,601

Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “Company,” “Schnitzer,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of federal tax reform; the impact of tariffs, quotas and other trade actions; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and in our quarterly reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of tariffs, quotas and other trade actions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and cost and equity method investment impairment charges; inability to sustain the benefits from productivity and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits or renew facility leases; compliance with climate change and greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Michael Bennett, 503-323-2811
mcbennett@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com